Exhibit 16.1

October 29, 2025

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Dear Sir or Madam:

We were previously principal accountants for RedCloud Holdings plc (the “Company”) and, under the date of May 16, 2025, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2025 and 2024. We were notified of our dismissal by the Company on October 27, 2025.

We have read the Company’s statements to be included in its Form 6-K, a draft version of which is attached. We agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that the change was approved by the audit committee or the board of directors, or with the statements that neither the Company nor anyone on its behalf has consulted with PKF Littlejohn LLP (“PKF”) regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that PKF concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement as that term is defined in Item 16F(a)(1)(iv) of Form 20-F, or (iii) any reportable event within the meaning of Item 16F(a)(1)(v) of Form 20-F.

Sincerely,

/s/ Turner Stone & Company, L.L.P.

Dallas, Texas

1